                                                                    Exhibit 16.1



                             [KPMG LLP Letterhead]



     One Biscayne Tower                                   Telephone 305 358 2300
     Suite 2900                                           Fax 305 577 0544
     2 South Biscayne Boulevard
     Miami, FL 33131



Office of the Chief Accountant
SECPS Letter Files
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C. 20549

January 14, 1999

Ladies and Gentlemen:


We were previously principal accountants for 2Connect Express, Inc. and under the date of February 20, 1997 (except as to the last paragraph of Note 9, which is as of May 5, 1997), we reported on the balance sheet of 2Connect Express, Inc. as of December 31, 1996 and the related statements of operations and deficit accumulated during the development stage, shareholders' equity and cash flows for the period from April 19, 1996 (date of inception) to December 31, 1996. On January 8, 1999, we declined to stand for reappointment as principal accountants. We have read 2Connect Express, Inc.'s statements included under
Item 4 of its Form 8-K dated January 14, 1999, and we agree with such statements, except that we are not in a position to agree or disagree with 2Connect Express, Inc.'s statements made in the third, fifth and sixth paragraphs of Item 4.

Very truly yours,


KPMG LLP